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                                                                   EXHIBIT 23.02



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the use in the Prospectus constituting part of this Registration Statement on Pre-Effective Amendment Number 1 to Form S-1 of our report dated January 28, 2002 on the financial statements of Campbell Strategic Allocation Fund, L.P. as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 and our report dated February 21, 2002 on the balance sheet of Campbell & Company, Inc. as of December 31, 2001, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.



                                          /S/ ARTHUR F. BELL, JR. & ASSOCIATES,
                                          L.L.C.



Hunt Valley, Maryland


March 11, 2002